FOR IMMEDIATE RELEASE

       AUDIOVOX CORPORATION APPOINTS PATRICK LAVELLE AS PRESIDENT AND CEO

Hauppauge, NY, July 11, 2005 . . . Audiovox Corporation (NASDAQ: VOXX) announced today that its Board of Directors has unanimously named Patrick M. Lavelle to the position of President and CEO of the Company, effective immediately. John J. Shalam, the Company's founder will remain Chairman and will continue to play a major role in setting and executing the Company's strategic vision. In addition to his new role, Mr. Lavelle will continue to serve as President and CEO of Audiovox Electronics Corporation (AEC), the Company's wholly owned subsidiary.

Commenting on the announcement, Mr. Shalam stated, "Pat Lavelle is an outstanding executive with a twenty-five year proven track record. Under his guidance, AEC has more than doubled its revenue over the past four years, driven by unique and innovative electronics products for both the mobile and consumer markets. Furthermore, Pat has assembled one of the most talented and professional management teams in the industry; one that provides a level of service unparalleled in the markets we serve. It gives me great pleasure to promote him to President and CEO of Audiovox Corporation. I have full confidence that under his leadership Audiovox will continue to develop into a leading player in the Consumer Electronics industry."

Shalam further stated, "As for myself, I have led this Company since its inception in 1965 and plan to continue to have an active role in shaping its future. This change will allow me to focus my energies on seeking future acquisitions that will enhance our brand and product portfolios and ensure that Audiovox continues to grow and deliver maximum shareholder value."

Mr. Lavelle stated, "I appreciate the vote of confidence from the Mr. Shalam and the Board and I pledge to bring to this new position the same energy and commitment that I have given this Company every day throughout my career. There are many challenges ahead, given competitive and market forces, but I believe we have the right team in place to take Audiovox to the next level in our corporate evolution. I look forward to communicating our progress and results with our all of our key constituents in the quarters and years ahead."

Patrick M. Lavelle, age 53, has been a Vice President of Audiovox since 1980; was appointed Senior Vice President in 1991 and elected to the Company's Board of Directors in 1993. Mr. Lavelle is a consumer electronics veteran who serves as Vice Chairman on the Board of Directors of the Consumer Electronics Association (CEA). Mr. Lavelle is a graduate of Marist College and currently serves that institution as a member of its Board of Trustees.

As previously announced, Audiovox will be hosting a conference call tomorrow morning, Tuesday, July 12th at 10:00 a.m. EDT to discuss this announcement, its fiscal second quarter and six-month results and its electronics business component. Interested parties can participate by logging onto the Audiovox website at http://www.audiovox.com under "Investor Relations".

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                                  Exhibit 99.1

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Audiovox Corporation Names Patrick M. Lavelle...
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For  those  who will be unable to  participate  on the call,  a replay  has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

Replay Number: 888-286-8010
International Replay Number: 617-801-6888
Access Code: 75651950

About Audiovox

Audiovox Corporation is a leading international distributor and value added service provider in the electronics industry. The Company services the consumer electronics and 12-Volt markets and conducts its business through subsidiaries marketing its products both domestically and internationally under its own brands, which include Audiovox, Jensen, Advent, Phase Linear, Code Alarm, Acoustic Research among others. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe-Harbor Language

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the wireless business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended November 30, 2004 and Form 10-Q for the fiscal first quarter ended February 28, 2005.

Company Contact:                         Public and Investor Relations Contact:

C. Michael Stoehr, SVP/CFO               Glenn Wiener
Audiovox Corporation                     GW Communications
(631) 231-7750                           (212) 786-6011 or GWIENER@GWCCO.COM

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                                  Exhibit 99.1